EXHIBIT 10.25
Separation and Release Agreement
Coach, Inc. and its subsidiaries (“Employer”) and GEBHARD RAINER (“Executive”) enter into this Separation and Release Agreement (“Agreement”), which was originally received by Executive on or before April 26, 2016, signed by Executive on the date shown below Executive’s signature on the last page of this Agreement and is effective eight days (8) after the date of execution by Executive unless Executive revokes the Agreement before that date, for and in consideration of the promises made among the parties and other good and valuable consideration as follows:
1.Separation Date. Effective April 26, 2016, Executive’s employment shall terminate (the “Separation Date”).
2.Payments.
(a)Provided Executive executes this Agreement following the Separation Date and does not revoke this Agreement and returns it to Employer no later than June 10, 2016 subject to the terms of this Agreement:
(i)    Salary Continuation Payments. Employer will pay Executive severance pay in the gross aggregate amount of $750,000.00 (Seven Hundred Fifty Thousand Dollars) which is equal to twelve (12) months of Executive’s current base salary, subject to the usual withholding required by law (the “Salary Continuation Payments”). The Salary Continuation Payments will be paid pursuant to and in accordance with the terms of the Coach, Inc. Severance Pay Plan for Vice Presidents and Above, in monthly installments on Employer’s normal payroll dates during the twelve (12) month period following the Separation Date (the “Salary Continuation Period”). If Executive is eligible for and elects COBRA continuation coverage, the premium charged Executive and his covered dependents, if any, during the Salary Continuation Period shall be at the same rate charged an active Executive of Employer for similar coverage. The premium for COBRA continuation coverage after the end of the Salary Continuation Period shall be entirely at Executive’s expense and may be different from the premium charged during the Salary Continuation Period. Executive’s participation in the group medical and dental plan of Employer shall terminate in accordance with the COBRA continuation of coverage provisions under the group medical and dental plan of Employer. Executive acknowledges that s/he understands the conditions under which benefits may be forfeited and the conditions under which benefits may have to be returned to Employer.
(ii)    One-time, Special Bonus Payment. If Employer’s active employees receive FY 2016 bonuses under Employer’s Standards of Performance (“SOPS”) plan, Employer will pay Executive a one-time, special bonus equivalent to the pro-rated amount Executive would have received as a FY 2016 SOPS bonus based on Executive’s actual salary earnings during FY 2016 and based on actual Employer performance and an “achieved target” rating for Executive’s individual performance for FY 2016 (the “Special Bonus Payment”). To the extent FY 2016 SOPS bonuses are paid to Employer’s active employees, the Special Bonus Payment will be payable

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to Executive, entirely in cash, on about the SOPS payout date for active employees and will be subject to the usual withholdings required by law.
(iii)    Outplacement Services. Employer will provide Executive with outplacement services through Crenshaw Associates, at the most senior level offered, for a period of up to twelve (12) months after the Separation Date.
(b)Executive Benefits. Executive’s participation in the executive benefit plans available to the executives of Employer shall cease as of the Separation Date. Executive shall have the right, however, at Executive’s expense, to exercise such conversion privileges as may be available under such plans. Employer shall cease paying premiums for the individual universal life insurance policy provided to Executive under the Executive Life Insurance Plan as of the Separation Date; however, Executive may, at Executive’s election, keep the policy in effect after the Separation Date by paying the premiums as they come due. Executive will be entitled to fulfillment of any matching grant obligations under Employer’s Matching Grants Program with respect to commitments made by Executive prior to the Separation Date.
(c)Executive acknowledges and agrees that, other than any items specifically set forth in this Agreement, Executive is not and will not be due any other compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with Employer and its affiliates prior to the Separation Date), unpaid bonus and severance from Employer or any of its affiliates, and as of and after the Separation Date, except as provided herein, Executive will not be eligible to participate in any of the benefit plans of Employer or any of its affiliates, including, without limitation, Employer’s 401(k) Savings Plan, Employer’s Executive Deferred Compensation Plan, business travel accident insurance, accidental death & dismemberment, and short-term and group long-term disability insurance. Executive will be entitled to receive benefits which are vested and accrued prior to the Separation Date pursuant to the executive benefit plans of Employer. Employer shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive’s employment on or before the Separation Date, but not previously reimbursed, provided Employer’s policies of documentation and approval are satisfied.
(d)The payments received in this Paragraph 2 are adequate and sufficient for entering into this Agreement and include benefits to which Executive is not otherwise entitled.
3.Equity.
(a)Provided Executive executes this Agreement following the Separation Date and does not revoke this Agreement and returns it to Employer no later than June 10, 2016, subject to the terms of this Agreement:
(i)    Annual Option and RSU Awards: During the Salary Continuation Period, Executive’s stock options and annual RSUs shall continue to vest in accordance with the terms and conditions of the grant agreements in force between Employer and Executive, and the last day on which any vested stock options may be exercised is the earlier of (x) the expiration date as defined in the applicable stock option agreement, or (y) ninety (90) days after the last day of Executive’s Salary Continuation Period. Stock options and RSUs that are not vested as of the last day of the Salary Continuation Period shall be forfeited.

(ii)    Annual PRSU Awards. A pro-rata portion of each of Executive’s annual PRSU awards, determined based on the number of days elapsed from the first day of the applicable performance period though the last day of the Salary Continuation Period, shall become vested on the vesting date set forth in the applicable award agreement, based on actual achievement of the performance goals set forth in the applicable award agreement, and shall be settled in accordance with the terms of the applicable award agreement.
(iii)    Special PRSU Award. Executive’s special PRSU award granted in connection with Executive’s commencement of employment with Employer shall become 100% vested on the vesting date set forth in the applicable award agreement, based on actual achievement of the performance goals set forth in the applicable award agreement, and shall be settled in accordance with the terms of the applicable award agreement.
(b)All other unvested equity shall forfeit on the Separation Date.
4.Release. Executive, for her/himself, Executive’s successors, admin-istra-tors, heirs, executors and assigns, hereby fully releases, waives and forever discharges Employer, any affiliated company or subsidiary, their predecessors, successors, affiliates, assigns, shareholders, directors, officers, agents, attorneys, and employees, both individually and in their corporate capacities, whether past, present, or future (the “Released Parties”), from any and all actions, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, whether known or unknown, including, but not limited to, all claims arising out of Executive’s employment with or separation from any of the Released Parties, such as (by way of example only) any claim for bonus, severance, or other benefits apart from the benefits stated herein; breach of contract; wrongful discharge; impairment of economic opportunity; any claim under common-law or at equity; any tort; claims for reimbursements; claims for commissions; or claims for employment discrimination under any state, federal and local law, statute, or regulation or claims related to any other restriction or the right to terminate employment, including without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act, as amended; the Family and Medical Leave Act of 1993, as amended; the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under any employee benefit or pension plan for Employer subject to the terms and conditions of such plan and applicable law); the Fair Credit Reporting Act; the anti-retaliation provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act; Title VII of the Sarbanes-Oxley Act of 2002, as amended; the Occupational Safety and Health Act, as amended; Sections 1982 through 1988 of the Title 42 of the U.S. Code, as amended; Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002; the Genetic Information and Non-Disclosure Act; and corresponding state and local anti-discrimination laws, as applicable, including but not limited to the human rights, civil rights, employment anti-discrimination laws, whistleblower, equal pay, disability and family and medical leave laws of the State of New York and/or the City of New York, as amended. Nothing herein shall release any party from any obligation under this Agreement or any right Executive may have from the Employer for indemnification and related directors and officers liability insurance coverage. Executive acknowledges and agrees that this release and the covenant not to sue set forth in Paragraph 5 are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties and no benefits would have been paid. Executive understands and acknowledges the significance and consequences of this release and this Agreement.
(a)EXECUTIVE SPECIFICALLY WAIVES AND RELEASES EMPLOYER FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. 621 (“ADEA”) AND THE OLDER WORKERS BENEFIT PROTECTION ACT. THIS PARAGRAPH DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE UNDER THE ADEA AFTER THE DATE EXECUTIVE SIGNS THIS AGREEMENT.
(i)    EXECUTIVE AGREES THAT THIS AGREEMENT PROVIDES BENEFITS TO WHICH EXECUTIVE IS NOT OTHERWISE ENTITLED, AND THAT EMPLOYER HAS ADVISED EXECUTIVE TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
(ii)    EXECUTIVE HAS BEEN PROVIDED FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER WHETHER EXECUTIVE SHOULD SIGN THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS ARISING UNDER THE ADEA. ANY MODIFICATIONS TO THIS AGREEMENT, MATERIAL OR OTHERWISE, DO NOT RE-START THE 45-DAY CONSIDERATION PERIOD.
(iii)    EXECUTIVE SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AFTER ITS EXECUTION BY EXECUTIVE AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED IN WRITING TO EMPLOYER’S GENERAL COUNSEL AT 516 WEST 34TH STREET, NEW YORK, NY 10001.
(b)IN THE EVENT EXECUTIVE RETAINS ANY AMOUNT PAID UNDER THIS AGREEMENT AND LATER ASSERTS OR FILES A CLAIM, CHARGE, COMPLAINT, OR ACTION AND OBTAINS A JUDGMENT, IT IS THE INTENT OF THE PARTIES THAT ALL PAYMENTS MADE TO EXECUTIVE HEREUNDER SHALL BE OFFSET AGAINST ANY JUDGMENT EXECUTIVE OBTAINS.
(c)EXECUTIVE’S TERMINATION IS IN CONNECTION WITH A GROUP TERMINATION PROGRAM. ACCORDINGLY, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN INFORMED IN WRITING OF THE AGES AND JOB CLASSIFICATIONS OF THE GROUP OF EMPLOYEES THAT ARE BEING TERMINATED IN CONNECTION WITH THE GROUP TERMINATION PROGRAM AND THE AGES OF EMPLOYEES IN THE SAME DECISIONAL UNIT THAT ARE NOT COVERED BY SUCH PROGRAM, AS REQUIRED BY 29 U.S.C. SECTION 626(f)(1)(H). See Exhibit A, Attached hereto. THE ELIGIBILITY FACTORS FOR THIS PROGRAM ARE AS FOLLOWS: EXECUTIVE IS A CURRENT COACH, INC. EMPLOYEE WORKING IN COACH, INC.’S NEW

YORK FACILITY AND SELECTED FOR A LAYOFF BECAUSE OF A GROUP LAYOFF COMMENCING APRIL 26, 2016.
5.Covenant Not to Sue. To the maximum extent permitted by law, Executive covenants not to sue or institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including but not limited to any of the claims released in Paragraph 4 of this Agreement. In the event of Executive’s breach of the terms of this Agreement, without prejudice to Employer’s other rights and remedies available at law or in equity, except as prohibited by law, Executive shall be liable for all costs and expenses (including, without limitation, reasonable attorney’s fees and legal expenses) incurred by Employer as a result of such breach. Nothing herein shall prevent Executive or Employer from instituting any action required to enforce the terms of this Agreement or to determine the validity of this Agreement.
6.EEOC, NLRB, SEC and Governmental Agencies. Notwithstanding the provisions of Paragraph 5, above, or any other provision of this Agreement, nothing in this Agreement is intended to or shall preclude Executive from filing a complaint and/or charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other appropriate federal, state, or local government agency, or preclude Executive from cooperating with any such agency in any investigation. Executive, however, shall not accept or receive any relief, recovery, or monies in connection with any complaint or charge brought against Employer, without regard as to who brought any said complaint or charge. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have under the Employee Retirement Income Security Act of 1974, commonly known as ERISA.
7.Confidentiality. At all times hereafter, Executive will maintain the confidentiality of all information in whatever form concerning Employer or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, Executives, trade practices, trade secrets, know-how or other matters which are not generally known outside Employer, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of Employer, or as otherwise required by law or applicable regulation.
In addition, although the parties recognize that the terms of this Agreement may be made public to the extent required by law, Executive agrees that, except as required by law or regulation, s/he will not comment or discuss publicly (including, without limitation, with any member of the media) the terms of Executive’s employment severance (including, without limitation, the terms of this Agreement), except with Executive’s attorneys, immediate family and financial advisors, and to the extent necessary to enforce the terms and conditions of this Agreement or as otherwise required by law, or pursuant to a valid subpoena, discovery notice, demand or request, or Court order or process. Nothing herein shall prohibit the Executive from sharing the terms of any post-employment restriction with any prospective future employer or search personnel.
In the event that Executive breaches this Paragraph 7, Executive shall be required to reimburse Employer the full amount of any Salary Continuation Payments and any Special Bonus Payment received under this Agreement and shall forfeit any remaining unpaid Salary Continuation Payments and any remaining Special Bonus Payment. In addition, Employer shall be entitled to preliminarily or permanently enjoin Executive from violating this Paragraph 7 in order to prevent the continuation of such harm and to recover all damages and other remedies to which it is entitled under the law.
8. Return of Company Property. On or before the Separation Date Executive will return to Employer all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which s/he received or prepared or helped prepare in connection with his/her employment with Employer, its subsidiaries and affiliates, and Executive will not retain any copies, duplicates, reproductions or excerpts thereof. Nothing herein shall prevent Executive from retaining documents specifically relating to the terms of his employment or compensation.
9.Non-Disparagement. Executive agrees to refrain from making public or private comments or taking any actions which disparage, or are disparaging, derogatory or negative about the business of Employer, or the products, policies or decisions of Employer, or any present or former officers, directors or executives of Employer or any of its operating divisions, subsidiaries or affiliates. Employer shall instruct its executive officers to refrain from making public or private comments or taking any actions which disparage, or are disparaging, derogatory or negative about Executive. In the event that Executive breaches this Paragraph 9, Executive shall be required to reimburse Employer the full amount of any Salary Continuation Payments and any Special Bonus Payment received under this Agreement and shall forfeit any remaining unpaid Salary Continuation Payments and any remaining Special Bonus Payment. In addition, Employer shall be entitled to preliminarily or permanently enjoin Executive from violating this Paragraph 9 in order to prevent the continuation of such harm and to recover all damages and other remedies to which it is entitled under the law.
10.Non-Solicitation. In consideration for receiving the payments called for hereunder, Executive agrees that at all times until April 26, 2017, Executive shall not, without the prior written consent of Employer, alone, or in association with others, solicit on behalf of Executive, or any other person, firm, corporation or entity, any employee of Employer, or any of its operating divisions, subsidiaries or affiliates, for employment, consulting or other independent contractor arrangements. For purposes of this Agreement and to avoid any ambiguity, Employer and Executive agree that it will be a rebuttable presumption that Executive solicited an employee of Employer if such employee commences employment for or on behalf of Executive prior to April 26, 2017. Executive acknowledges that compliance with this Paragraph 10 is necessary to protect the business and good will of Employer and that a breach of any of these provisions will irreparably and continually damage Employer, for which money damages may not be adequate. Accordingly, in the event that Executive breaches this Paragraph 10, Executive shall be required to reimburse Employer the full amount of any Salary Continuation Payments and any Special Bonus Payment received under this Agreement and shall forfeit any remaining unpaid Salary Continuation Payments and any remaining Special Bonus Payment. In addition, Employer shall be entitled to preliminarily or permanently enjoin Executive from violating this Paragraph 10 in order to prevent the continuation of such harm and to recover all damages and other remedies to which it is entitled under the law.
11.Ineligible for Rehire. Executive recognizes and acknowledges that, to the full extent permitted by law, he/she is not eligible for employment by Employer and acknowledges and agrees that Employer has no obligation, now or at any time in the future, to rehire, retain, or re-employ

Executive in any capacity, or consider any application by Executive for employment or retention. Executive further agrees not to apply for employment with Employer or its subsidiaries or affiliates. In the event Executive does apply for employment with Employer or its subsidiaries or affiliates, Executive hereby acknowledges and agrees that the denial of any such application is permissible and is not and will not be considered to be discriminatory or retaliatory. Executive further acknowledges that such agreement constitutes a material inducement for Employer to enter into this Agreement.
12.Neutral Reference. Employer will provide references for Executive consistent with its neutral reference policy, which is to confirm Executive’s dates of employment with Employer and title during the period of employment. Employer’s outside vendor “The Work Number” provides employment verifications.  A prospective employer can access The Work Number by calling 1-800-367-2884 or via the Web at: http://www.theworknumber.com.  Coach’s Employer Code is: 11194.
13.Future Employment. Executive shall be restricted from counseling, advising, becoming employed by, or providing any and all services to a competitor of Employer during the Salary Continuation Period. Executive acknowledges that compliance with this Paragraph 13 is necessary to protect the business and good will of Employer and that a breach of any of these provisions will irreparably and continually damage Employer, for which money damages may not be adequate. Accordingly, in the event that Executive breaches this Paragraph 13, Executive shall forfeit any remaining unpaid Salary Continuation Payments and any remaining Special Bonus Payment. In addition, Employer shall be entitled to preliminarily or permanently enjoin Executive from violating this Paragraph 13 in order to prevent the continuation of such harm. For the purposes of this provision, “competitors” include the following companies together with their respective subsidiaries, parent entities and all other affiliates: Burberry Group PLC; Cole Hahn LLC; Diane Von Furstenberg Studio L.P.; Fast Retailing Co., Ltd.; Fung Group; GAP, Inc.; Kering; J. Crew Group, Inc.; Kate Spade & Company; L Brands, Inc.; LVMH Moet Hennessy Louis Vuitton SA; Michael Kors Holdings Limited.; Prada, S.p.A.; Proenza Schouler LLC; PVH Corp.; rag & bone, Inc.; Ralph Lauren Corporation; Tory Burch LLC; Tumi Holdings, Inc.; and VF Corporation. Any requests for exceptions to these restrictions and Employer’s ability to seek injunctive relief shall be made in writing to Employer’s Global Head of Human Resources. Following receipt of such request, Employer hereby reserves the right, in its sole discretion, to grant such exception and forego the right to seek injunctive relief. Such decision by Employer shall not, in any way, effect any other right Employer has pursuant to this Agreement, and all such rights are hereby explicitly reserved.
14.Information/Privacy Obligations. In addition to the obligations set forth above, Executive shall not retain, copy, transfer or otherwise obtain, use, hold or possess any information whatsoever that resides on Employer’s premises, databases, electronic servers and/or storage devices/facilities, including any and all information that Executive had access to as a result of being employed by Employer, whether in electronic or hard copy format, but not inclusive of documents that relate specifically to Executive’s compensation and terms of employment. Notwithstanding this requirement, Executive may make a copy and maintain, but shall not delete from Employer’s systems, Executive’s Outlook Contacts and Executive’s Outlook Calendar. Executive may also take possession of Executive’s own personal items (i.e., family photos and family records/documents). In the event that Executive breaches this Paragraph 14, Executive shall be required to reimburse Employer the full amount of any Salary Continuation Payments and any Special Bonus

Payment received under this Agreement and shall forfeit any remaining unpaid Salary Continuation Payments and any remaining Special Bonus Payment. In addition, Employer shall be entitled to preliminarily or permanently enjoin Executive from violating this Paragraph 14 in order to prevent the continuation of such harm and to recover all damages and other remedies to which it is entitled under law.
15.Future Cooperation.   In further consideration of Executive’s agreement to the terms contained herein, Executive agrees to cooperate and provide all responsive information to Employer’s reasonable requests concerning any investigation, litigation, or any other matter which relates to any fact or circumstance known to Executive during his or her employment with Employer.    Executive agrees to respond to Employer’s request for cooperation and assistance within three (3) business days of any such request, or as soon thereafter as is reasonably practicable, and any such cooperation shall be scheduled, to the extent possible, in conjunction with Executive. Executive shall be reimbursed for all out of pocket expenses incurred in such cooperation.  Executive acknowledges that he or she is not entitled to further compensation or consideration from Employer for such cooperation or assistance.
16.Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with attorneys regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth herein, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.
17.Provisions. It is intended that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York notwithstanding any conflict of laws provisions. In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of this Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.
18.Non-Admission of Liability. Neither this Agreement nor performance hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common-law, breach of any contract, or any other wrongdoing of any type. The Released Parties specifically deny that they or any of their officers, directors or employees engaged in any wrongdoing concerning Executive.
19.Section 409A.
(a)This Agreement (and all payments and benefits under this Agreement) is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other interpretive guidance thereunder (collectively, “Section 409A”), and shall be construed and interpreted in accordance with such intent. To the extent that any amount payable pursuant to this Agreement is subject to Code Section

409A, it shall be paid in a manner that will comply therewith, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect to Section 409A (the “Guidance”); provided, however, that nothing hereunder shall (i) guarantee that the payments will not be subject to taxes, interest and penalties under Section 409A; (ii) entitle Executive to a reimbursement on any tax liability incurred in connection with payments provided hereunder; or (iii) transfer any liability from Executive or any other individual to Employer or any of its affiliates, employees or agents pursuant to the terms of this Agreement or otherwise. In the event that any provision of this Agreement would fail to satisfy the requirements of Section 409A and the Guidance, Employer shall be permitted to reform this Agreement to maintain to the maximum extent practicable the original intent thereof without violating the requirements of Section 409A or the Guidance.
(b)Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the Treasury Regulations 1.409A-1(b)(4) (“short terms deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraphs (iii)) and other applicable provisions of Section 409A.
20.Overpayments, Employee Reimbursements and Return of Company Property.
(a)Executive agrees to repay any overpayment of Salary Continuation Payments, other severance, or other amount miscalculated hereunder to which Executive is not expressly entitled under the terms of this Agreement (“Severance Overpayment”). Executive expressly agrees that Employer may reconcile or set off any Severance Overpayments against any remaining unpaid Salary Continuation Payments or other severance pay, due under this Agreement.
(b)Executive further agrees that if Executive does not return all Employer property or reimburse Employer for all personal expenses charged to Employer within 7 days of executing this Agreement, then Employer may reconcile or set off the value of the property or the amount of the personal charges against any remaining unpaid Salary Continuation Payments, other severance, or other amount due hereunder. For purposes of this paragraph, the value of any Employer property shall be determined by Employer in its sole discretion.
[signature page follows]

In witness whereof, the parties hereto have executed and delivered this Agreement.

COACH, INC.

_/s/_Sarah Dunn_________________________
Sarah Dunn
Global Human Resources Officer

Date: _6/7/16____________________________

Accepted and agreed to.

EXECUTIVE

_/s/ Gebhard Rainer________________________
Gebhard Rainer

Date: _5/31/16____________________________